Exhibit 10.8

Ameriprise Financial

Long-Term Incentive Award Program Guide

Introduction

LTIA Program

Ameriprise Financial 2005 Incentive Compensation Plan

Stock-Based Award Types

Restricted Stock Award (“RSA”)

Non-Qualified Stock Option (“NQSO”)

Restricted Stock Unit (“RSU”)

Portfolio Grant (“PG”) Program

Tax Implications for Stock-Based and Other LTIAs (U.S. Only)

Treatment of LTIAs upon Certain Events

Resources

THIS DOCUMENT IS PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE
BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933.

September 30, 2005

This Guide is available on AMP Central.

Contents

Long-Term Incentive Award Program Guide

Information regarding awards granted beginning October 3, 2005.

Introduction	1
LTIA Philosophy	1
About the Illustrations	2
Annual Award Materials	2
Governing Award Documents	2

LTIA Program	3
Overview	3
Substitution Awards	3

Ameriprise Financial 2005 Incentive Compensation Plan	4
Eligible Participants and Types of Awards	4
AMP Shares Available for Grant under the Plan	4
Administration	5
Performance-Based Compensation	6
General Plan Provisions	6

Stock-Based Award Types	8
Overview	8

Restricted Stock Award (“RSA”)	9
Overview	9
Valuing RSA Grants	9
Vesting	9
Quarterly Dividends	9

Non-Qualified Stock Option (“NQSO”)	10
Overview	10
Valuing NQSO Grants	10
Vesting	10
Steps for Exercising NQSOs	10
NQSO Exercise Illustration	10

Restricted Stock Unit (“RSU”)	14
Overview	14

Portfolio Grant (“PG”) Program	15
Overview

Tax Implications for Stock-Based and other LTIAs (U.S. Only)	16
RSA/RSU Tax Implications	16
NQSO Tax Implications	17
Other Tax Implications for LTIAs	18

Treatment of LTIAs upon Certain Events	20
Overview	20
Part-Time Employment Status	20
Employment Termination	20
Leave of Absence	21
Death	21
Disability Termination	22
Retirement	22
Transfer Between Business Segments	23
Situations of Detrimental Conduct	23
Change in Control (“CIC”) of the Company	24
Payments to U.S. Taxpayers upon a Change in Control of the Company	24
Resale of AMP Shares Received under the Plan	25

Resources	26
Overview	26
Availability of Certain Information and Incorporation of Documents by Reference	27

Appendix A — Detrimental Conduct Provisions to Long-Term Incentive Awards	A-1

Introduction

Overview

This Long-Term Incentive Award Program Guide (the “Guide”) provides information about the long-term incentive award program and related policies for long-term incentive awards (“LTIAs”) granted pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan (the “Plan”).

The LTIA program is designed for eligible employees of Ameriprise Financial, Inc., and any of its affiliates participating in the Plan (collectively referred to herein as the “Company” or “AMP”), as determined by the Compensation and Benefits Committee of the Board of Directors of the Company (the “CBC”).

In some countries, certain award features may be different than those shown in this Guide in order to meet local regulatory or other requirements.  Awards are granted at the discretion of the Company and the CBC or, to the extent permitted by the Plan, its designee, and are subject to local market regulations and legislation, which could change at any time.  Also note that while the tax laws that apply to participants of the LTIA program are based on each employee’s tax jurisdiction, most tax information provided in this Guide is generally for U.S. purposes only.  Any tax information provided in this Guide is not intended to constitute tax advice.  The Company urges all employees to consult their personal tax advisor with any questions or issues regarding their participation in the LTIA program.

The information in this Guide does not create an employment contract and does not imply there will be an LTIA program in the future, nor what the participation, selection and award guidelines would be.  The Company reserves the right to amend, change or terminate all or part of the LTIA program in accordance with applicable plans, agreements and regulations.

LTIA Philosophy

The LTIA program aligns participants’ interests with those of the Company’s shareholders. By providing a stake in the Company’s future success, LTIAs are essential to our efforts to attract and retain talented employees.

Management recommends LTIAs in accordance with program guidelines and award pools that are established at the beginning of the annual year-end performance and compensation process. (LTIA award pools are subject to CBC discretion, cost, dilution and shareholder plan limits.)

Guidelines are reviewed and set annually to provide competitive compensation opportunities, while giving management the flexibility to select and reward individuals.  Management may reward some individuals in consecutive years, while others are rewarded on a less frequent basis.

Management considers a variety of factors when determining awards under the LTIA program, including performance ratings, leadership behaviors and skills, importance to the future performance and growth of the organization and the ability to model behaviors for others. These factors are particularly important when selecting award recipients in those bands where participation is limited to less than 100% of these employees.  This selectivity is consistent with market practices and ensures that recipients receive meaningful awards.

About the Illustrations

All LTIA illustrations and corresponding values shown in this Guide are based on financial, stock price and other assumptions about future events or circumstances, which may or may not actually occur, as well as continuous employment and award requirements.

The illustrations are hypothetical and not meant to imply that the Company will achieve certain stock prices or growth rates, or has achieved any stated growth rate consistently in the past.  The value and return on AMP common stock will fluctuate over time and may be worth more or less than the values shown in these illustrations.  Past performance is no guarantee of future results.  Please consult your personal financial advisor on the value, tax and other implications of your LTIAs, as applicable to your circumstances.  This Guide is not intended to provide any financial or tax advice.

Award Confirmation Materials

Generally, all employee recipients of LTIAs will have on-line access to their individual LTIA information through the Company’s HR self-service.  In addition, Restricted Stock Award (“RSA”), Restricted Stock Unit (“RSU”) and/or Non-Qualified Stock Option (“NQSO”) Award Certificates will be distributed to employees via electronic means (either inter-Company electronic mail or to the employees’ desktop computers).  Those LTIA recipients who do not have access to on-line HR tools will have confirmation materials mailed to their home address as soon as practicable following approval of the award.

You should print out and retain these LTIA documents with any award materials you have received in the past.

Governing Award Documents

The Plan, the Award Certificates and this Guide contain the controlling provisions of each LTIA.  To view these documents please go to AMP Central.  While it is intended to have all LTIA documents available on the HR Homepage, this page is currently under construction.  Therefore, please search within AMP Central to access these LTIA documents.   These documents, along with CBC decisions, will govern in cases of conflict, ambiguity or miscommunication.  No employee has the authority to change or supersede LTIA provisions or CBC decisions.  Any representation to the contrary shall be void and non-binding on the Company.

LTIA Program

Overview

The chart below summarizes key features of the LTIA program.  The Plan permits a variety of awards to be granted to Plan participants.  This Guide describes those types of awards that we currently expect to grant under the Plan.  If the type of awards granted under the Plan changes, we will provide you with detailed information pertaining to any such awards.  Detailed information about various award types, tax implications and other award information follows in separate sections.

Type of Award	Key Features
Restricted Stock Award (“RSA”)	• RSAs will vest in equal installments over a four-year period. • Quarterly dividends will be paid during the vesting period.
Non-Qualified Stock Option (“NQSO”)

•      NQSOs will vest and become exercisable in equal installments over a four-year period.

•      NQSOs may be exercised up to 10 years after the grant date, subject to continuous employment and award requirements.

Restricted Stock Unit Award (“RSU”)*	• RSUs will vest at the end of a specified period, usually four years long. • Quarterly dividend equivalents will be paid during the vesting period.
Portfolio Grant (“PG”)	• The performance periods for PG awards are generally three-years and generally vest and become payable in the first February following the end of the third year.

*                 To avoid adverse tax consequences, Restricted Stock Units (“RSUs”) may be granted in lieu of RSAs and NQSOs in certain countries, as well as to employees in the U.S. who meet the retirement definition during the course of the award’s term.

Substitution Awards

In addition to those LTIAs newly granted to eligible Participants under the Plan, this Guide and the applicable Award Certificates, certain incentive awards that were granted under the American Express Company 1998 Incentive Compensation Plan will be substituted with AMP LTIAS in connection with the spin-off of the Company from American Express Company (such LTIAs, the “Substitution Awards”).  Substitution Awards will be governed by the Plan and the Form of Ameriprise Financial 2005 Incentive Compensation Plan Master Agreement for Substitution Awards.

Ameriprise Financial 2005 Incentive Compensation Plan

The general nature of the Plan and it terms and conditions are described herein, but the information contained in this Guide is for general guidance only and is not intended to be a complete description of the Plan.  In the event of a conflict or inconsistency between this Guide and the Plan, the Plan provisions will govern.

Purpose

The purpose of the Plan is to promote the interests of the Company and our shareholders by providing eligible participants, who are responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company.  The Plan is designed to meet this purpose by providing such participants with a proprietary interest in pursuing the long-term growth, profitability and financial success of our Company.

Eligible Participants and Types of Awards

The Plan provides for the grant of cash awards (“Cash Incentive Awards”), non-qualified and incentive stock options (“Options”) and other stock-based awards (Options and other stock-based awards, together with Cash Incentive Awards, are referred to in this Guide as the “LTIAs”) to our employees.  The Plan also provides that the CBC may grant LTIAs to other persons such as independent contractors and non-employee directors who provide services to the Company.  LTIAs may be settled in cash or in shares of Company common stock (“AMP Shares”) or other property pursuant to the terms of such LTIA.  Our named executive officers will receive annual cash bonuses as Cash Incentive Awards under the Plan.  In addition, to provide suitable incentives to employees outside the United States, we may issue awards similar to the types of awards listed above that also meet the requirements of foreign jurisdictions.

AMP Shares Available For Grant under the Plan

The number of AMP Shares authorized for issuance with respect to LTIAs granted under the Plan is 37,900,000.  Of those AMP Shares, the maximum number of AMP Shares that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) shall not exceed 5,000,000.  AMP Shares issued under the Plan may be either newly issued shares or treasury shares.

Excluding AMP Shares that may be issued with respect to Substitution Awards, the maximum number of AMP Shares that may be covered by LTIAs granted under the Plan to any single participant in the Plan (a “Participant”) in any calendar year will not exceed 3,000,000 AMP Shares.  The amount payable to any Participant with respect to any calendar year for all Cash Incentive Awards for which the performance period is not longer than one year shall not exceed $15,000,000, and for which the performance period is longer than one year shall not exceed $10,000,000.

AMP Shares covered by LTIAs shall only be counted as used to the extent they are actually issued and delivered to a Participant (or a Participant’s permitted transferees). AMP Shares covered by Substitution Awards that are not counted as used shall be available for use in connection with any other LTIAs.  Accordingly, if an LTIA is settled for cash or if AMP Shares are withheld to pay the exercise price of an Option or to satisfy any tax withholding requirement in connection with an LTIA, only the AMP Shares issued (if any), net of the AMP Shares withheld, will be deemed delivered for purposes of determining the number of AMP Shares that remain available for delivery under the Plan.  If AMP Shares are issued subject to conditions which may result in the forfeiture, cancellation or return of such AMP Shares to the Company, any portion of the AMP Shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan.  If AMP Shares owned by a Participant are tendered (either actually or through attestation) to the Company in payment of any obligation in connection with an LTIA, the number of AMP Shares tendered shall be added to the number of AMP Shares that are available for delivery under the Plan.

If the Company uses cash it receives in payment of the exercise price or purchase price in connection with any LTIA to repurchase AMP Shares, the AMP Shares so repurchased will be added to the aggregate number of AMP Shares available for issuance under the Plan.  The AMP Shares covered by LTIAs granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as used under the Plan for these purposes.

Administration

The CBC shall from time to time designate those persons who shall be granted LTIAs and the amount, type and other terms and conditions of such LTIAs.  The CBC will have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any LTIA issued under it and to adopt such rules and regulations for administering the Plan, as it may deem necessary.  Pursuant to this authority, on or after the date of grant of an LTIA under the Plan, the CBC may (i) accelerate the date on which any such LTIA becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such LTIA, including, without limitation, extending the period following a termination of a Participant’s employment during which any such LTIA may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such LTIA or (iv) provide for the payment of dividends or dividend equivalents with respect to any such LTIA; provided that, the CBC shall not have any such authority to the extent that the exercise of such authority would cause any tax to become due under Section 409A of the Code.

The Company shall pay any amount payable with respect to an LTIA in accordance with the terms of such LTIA, provided that the CBC may, in its discretion, defer the payment of amounts payable with respect to an LTIA subject to and in accordance with the terms of a deferred compensation plan as adopted by the Company.

The Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.  The Plan is not qualified under the Internal Revenue Code.

The Company’s Board of Directors appoints CBC members for an annual term.  The Board may remove any CBC member for cause and a majority of the shareholders may remove a CBC member for any reason.  No CBC member is an employee of the Company or has any business undertakings with the Company.

Performance-Based Compensation

The CBC may grant LTIAs that are intended to qualify under the requirements of Section 162(m) of the Code as performance-based compensation. The performance goals upon which the payment or vesting of any LTIA (other than Options) that is intended to so qualify depends may relate to one or more of the following performance measures: (i) net income or operating net income (before or after taxes, interest, depreciation, amortization, and/or nonrecurring/unusual items), (ii) return on assets, return on capital, return on equity, return on economic capital, return on other measures of capital, return on sales or other financial criteria, (iv) revenue or net sales, (v) gross profit or operating gross profit, (vi) cash flow, (vii) productivity or efficiency ratios, (viii) share price or total shareholder return, (ix) earnings per share, (x) budget and expense management, (xi) customer and product measures, including market share, high value client growth, and customer growth, (xii) working capital turnover and targets, (xiii) margins, and (xiv) economic value added or other value added measurements, in any such case (x) considered absolutely or relative to historic performance or relative to one or more other businesses and (y) determined for the Company or a business unit or division thereof.

Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, it is expected that the CBC shall establish (a) performance goals and objectives for such performance period, (b) target awards for each Participant, and (c) performance schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any performance measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any performance measure(s) may be used to measure the performance of the Company as a whole or any business unit of the Company or any combination thereof, as the CBC may deem appropriate, or any of the above performance measures as compared to the performance of a group of competitor companies, or a published or special index that the CBC, in its sole discretion, deems appropriate.

General Plan Provisions

Adjustments upon Changes in Capitalization

The Plan provides for an adjustment in the number of AMP Shares available to be issued under the Plan, the number of AMP Shares subject to LTIAs and the exercise prices of certain LTIAs upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of AMP Shares and certain other similar events.

Tax Withholding

The Plan provides that Participants may elect to satisfy certain federal, state and local withholding tax requirements, if any, by remitting to the Company cash or, subject to certain conditions, AMP Shares or by instructing the Company to withhold AMP Shares payable to the Participant.  In the event the Participant remits AMP Shares or instructs the Company to withhold AMP Shares payable to such Participant, only a number of AMP Shares sufficient to satisfy the minimum withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than the minimum withholding obligations may be remitted or withheld, as the case may be.

Assignment and Transfer

Under the Plan, LTIAs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, except as permitted by the CBC on a general or specific basis.

Amendment

Our Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that, in general, no revision or amendment may, without the approval of shareholders of the Company, (i) increase the number of AMP Shares that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan.

Term of the Plan

No grants of LTIAs may be made under the Plan after September 30, 2015.

Stock-Based Award Types

Overview

This section summarizes general features of RSAs, NQSOs and RSUs.  Detailed information about the various award types is contained in sections that follow.

Award Feature	RSA	NQSO	RSU
Intent and form of award	A grant of AMP Shares in which the recipient’s rights in the stock are restricted until the AMP Shares vest, subject to continuous employment.	The opportunity to purchase (or exercise) a specific number of AMP Shares when the award vests, subject to continuous employment.	A promise to deliver AMP Shares when the award vests, subject to continuous employment.
Size of grant	Generally, dollar value that is converted to a specific number of AMP Shares on the grant date.	Same as RSA.	Same as RSA.
Vesting schedule	Generally vest in four equal annual installments. Individual awards may vary as specified in your award package.	Same as RSA.	Same as RSA.
Dividends/ dividend equivalents	Dividends payable as declared by AMP Board of Directors (usually quarterly) on unvested AMP Shares.	No.	Same as RSA, but dividend equivalents.
Tax on dividends/ dividend equivalents for unvested AMP Shares (U.S. only)	Taxed as ordinary income and reflected on your W-2 Form.	No.	Same as RSA.
Voting rights for unvested AMP Shares	Yes.	No.	No.
Current value	Current share price multiplied by number of AMP Shares.	Difference between the grant price (also known as the exercise or strike price) and the current share price, multiplied by the number of AMP Shares.	Same as RSA.
Taxation (U.S. only)	Generally upon vesting. Subject to statutory federal minimum, state and local income tax withholding, Social Security and Medicare taxes (actual tax obligation may be higher).	Upon exercise. Subject to statutory federal minimum, state and local income tax withholding, Social Security and Medicare taxes (actual tax obligation may be higher).	Upon vesting of AMP Shares. Subject to statutory federal minimum, state and local income tax withholding, Social Security and Medicare taxes (actual tax obligation may be higher.

Restricted Stock Award (“RSA”)

Overview

An RSA grant is a grant of AMP Shares in which your rights in such shares are restricted until the shares vest, subject to continuous employment.  Once vested, you receive the AMP Shares free from restrictions.  Quarterly dividends are paid during the restricted period, as may be declared by the AMP Board of Directors, and you may vote your restricted AMP Shares.

Valuing RSA Grants

The value of an RSA share at vesting is equal to AMP’s average share price on that day.  We use the average of the high and low of AMP’s trading prices on the vesting date.  For example, if 150 restricted AMP Shares vest in 1/07 and the AMP Share price at vesting is $55, the pre-tax value of these AMP Shares would be $8,250 ($55 x 150 = $8,250). (See “About the Illustrations” for an important disclosure.)

Vesting

RSAs generally vest in equal installments over a four-year period, starting with the first anniversary of the grant date and ending on the fourth anniversary.  The Award Certificate you receive in connection with an RSA grant will include a personalized schedule.  Prior to the vesting date, the Corporate Secretary’s Office will remind you that you may open a brokerage account with Ameriprise Financial Brokerage Services (“AFBS”) and have the net AMP Shares transferred to this account, or hold the net AMP Shares in an account in your name with our transfer agent, The Bank of New York.  The net AMP Shares deposited into your account will be the number of AMP Shares specified in your RSA award less the necessary number of AMP Shares needed to satisfy any tax withholding requirements.  Once deposited into your account, you may sell your AMP Shares at any time, subject to securities laws governing insider trading and Company black-out periods applicable to Bands 50 and above.

Quarterly Dividends

AMP Share dividends are paid quarterly during the restricted period, as may be declared by the AMP Board of Directors. The dividend payment amount is determined each quarter and stated as a per share amount that is multiplied by the number of restricted AMP Shares in your award.  For example, if a quarterly dividend is $0.12 per share and you have 500 restricted AMP Shares, your quarterly dividend payment would equal $60 ($0.12 x 500 = $60).

To change the address where your dividend check is mailed or to request a dividend check replacement, visit The Bank of New York’s website at www.stockbny.com.  You can also reach The Bank of New York at (800) 463-5911 or (212) 815-3700.  For the hearing impaired, the TDD Number is (888) 269-5221.

Treatment of RSAs upon Certain Events

For information on the treatment of RSAs upon retirement, employment termination, leave of absence, etc., please see “Treatment of LTIAs upon Certain Events.”

Non-Qualified Stock Option (“NQSO”)

Overview

An NQSO gives you the right to purchase a specified number of AMP Shares for a 10-year period at the exercise price (which is the price at grant) on the day the option is granted, subject to continuous employment and vesting requirements. The exercise price is the average of the high and low of AMP’s trading prices on the day the option is granted.  Once an option becomes vested, you determine when to exercise the option and how to pay for the option exercise.

“Non-qualified” refers to the tax treatment of the option under the Code.  A non-qualified stock option does not receive special individual tax treatment under the Code, but preserves the Company’s tax deduction for the gain at exercise. This means the gain is treated as ordinary income and you must pay tax on the gain when you exercise the NQSO.  (See “Tax Implications for Stock-Based Awards (U.S. Only)” for more detailed information).

Valuing NQSO Grants

NQSOs earn value when AMP’s stock price increases above the exercise price.  Once an NQSO becomes vested, you have the right to exercise the NQSO.  For example, assume that 500 vested NQSOs were granted at the exercise price of $35 per share and the AMP Share price is now $55.  If you decide to exercise the NQSO, the pre-tax value of these shares would be $10,000 ($55 - $35 = $20 x 500 = $10,000). (See “About the Illustrations” for an important disclosure.)

Vesting

Outstanding NQSOs generally become vested and available for exercise in equal installments over a four-year period, starting with the first anniversary of the grant date and ending on the fourth anniversary.  The Award Certificate you receive in connection with an NQSO grant will include a personalized schedule.

Steps for Exercising NQSOs

(For U.S. employees; exercise steps outside the U.S. may differ due to local requirements) You may exercise an NQSO as soon as it vests or at any subsequent time during the 10-year option term, subject to continuous employment.  Please keep track of your NQSO expiration date(s) to ensure you realize any value through a timely exercise. As with any investment decision, please consult with your personal financial advisor before exercising an NQSO.

Follow these steps to exercise an NQSO:

1.               Complete the Notice of Exercise of Employee Stock Option Form.  To access this form, please go to AMP Central and search on “Exercise Form”.  Also, you may e-mail Brokerage Services for the Notice of Exercise Form.  Their address is “ESO Group”.  On the form indicate how you plan to pay for the AMP Shares you are purchasing through exercising the option and any required minimum tax withholding.  You may pay the exercise cost (exercise price times the number of shares) using one of these payment options (in U.S. dollars):

•                  Cashless: Instruct Ameriprise Financial Brokerage Services (“AFBS”), our exclusive broker, to sell the number of AMP Shares required to pay the exercise cost and tax payment due. There is no fee to open a brokerage account with AFBS and you will pay a reduced commission when AFBS sells shares on your behalf.

•                  Check: Made payable to Ameriprise Financial, Inc.

•                  Stock-for-Stock (“Swap”): Swap AMP Shares you have owned for at least six months that are held in either your name or a joint account with your name. (AMP Shares within a U.S. Individual Retirement Account, the Ameriprise Financial 401(k) Plan, or other similar program cannot be used for this transaction.) You may pay the exercise cost by completing an Attestation Form and attaching documentation that affirms you own the required AMP Shares.  To access this form, please go to AMP Central and search on “Attestation Form”.

If you choose to pay the exercise cost using the cashless method, required tax withholding will be deducted from the proceeds of the sale.  If you choose to pay the exercise cost by check or with AMP Shares (i.e., Swap), you may pay any required minimum tax withholding using one of these payment options (in U.S. dollars):

•                  Check made payable to Ameriprise Financial, Inc.

•                  Request the Corporate Secretary’s Office to retain shares otherwise available from the exercise.

•                  Instruct AFBS to sell the appropriate number of shares to pay the required minimum tax withholding.

2.               (For Bands 50 and above only) Verify special provisions and restrictions.

•                  Obtain required approval. All Band 50 and above Participants must pre-clear their intent to exercise through the Company’s Corporate Secretary’s Office.  Additional approvals may be required if the exercise request exceeds certain hurdles, e.g., the request that would result in the exercise of more than 40% of your available AMP Shares (25% for Executive Team members) within any 90-day period.  The Corporate Secretary’s Office will provide instruction on necessary approvals required.

•                  Black-out period. There is a quarterly black-out period when the trading window closes and remains closed for approximately six weeks until the Company’s earnings for the preceding quarter are made public.  Other black-out periods may apply as determined by the Corporate Secretary’s Office.

•                  (For Bands 70 and above only) Affirm stock ownership requirements are met or requirements understood if not yet met. The Company will be implementing stock ownership guidelines for executives.  These guidelines are currently being developed and will be communicated to affected executives after CBC approval.

3.               Submit your Notice of Exercise of Employee Stock Option Form.  If you plan to sell all or a portion of your AMP Shares, fax the form directly to Ameriprise Financial Brokerage Services at (612) 671-6023.  If you are paying for the exercise by check or with AMP Shares you already own, mail the form to Ameriprise Financial Stock Administration, 361 AMP Financial Center, Minneapolis, MN  55474 or fax it to (612) 671-3948.  Stock Administration will send you a note confirming the amount needed to cover the exercise cost and the required minimum tax withholding. (Forms submitted via e-mail are not accepted at this time.)

4.              To place a stop order on your account, contact Ameriprise Financial Brokerage Services directly at (612) 671-5355 or (800) 555-9826.

The above described provisions and procedures are subject to change as the Company implements more integrated and automated processes.

NQSO Exercise Illustration

(For U.S. purposes only) The illustration shows three ways to exercise an NQSO. In this example, assume a U.S. employee chooses to exercise 1,000 NQSO shares with a grant price of $30 per share. Assume that the market price on the exercise date is $50 per share.

NQSO Exercise Alternatives

	Exercise Step	Cashless Via Broker	Cash (using check or money order)	Stock-for-Stock
A	Market value of exercised AMP Shares at $50 ($50/share x 1,000 shares)	$50,000	$50,000	$50,000
B	Exercise price paid ($30/share x 1,000 shares)	$30,000 (use sale proceeds)	$30,000	$30,000 (swap 600 AMP Shares)
C	Pre-Tax Gain (Step A–Step B)	$20,000	$20,000	$20,000
D	Minimum U.S. tax withholding paid (Step C x 40% assumed tax)	$8,000	$8,000 (withhold 160 AMP shares from exercise)	$8,000
E	Incremental value after exercise and tax withholding (Step A–Step B–Step D)	$12,000 (broker commission applies)	$12,000	$12,000
F	Incremental share ownership (or net proceeds) from exercise	$12,000	840 AMP Shares (1,000–160 AMP Shares withheld for taxes)	240 AMP Shares (1,000–160 AMP Shares withheld for taxes; 600 AMP Shares swapped)

(See “About the Illustrations” for an important disclosure.)

Treatment of NQSOs upon Certain Events

To find out how your NQSOs will be treated upon retirement, employment termination, leave of absence, etc., please see “Treatment of LTIAs upon Certain Events.”

Restricted Stock Unit (“RSU”)

Overview

The Company has the right to grant an RSU in place of an RSA or NQSO when it is advantageous to the employee and/or the Company from a tax perspective.

In the U.S., RSUs are granted in lieu of RSAs to employees who meet the retirement definition during the course of the award’s term, in order to avoid adverse tax consequences. In certain countries outside the U.S., RSAs or NQSOs are taxable at the time of grant even though they have not vested. For this reason, RSUs may be granted and they may have country-specific provisions.

Generally, an RSU represents the Company’s intent to provide a specified number of AMP Shares at the end of a four-year period of continuous employment.  During this period, you receive quarterly payments that are the equivalent of AMP Share dividends.  You do not have voting rights for shares promised under the RSU.

After vesting, you will receive the number of vested AMP Shares specified in your RSU award.  Tax withholding on the market value of these shares will depend on the tax regulations in your country.  Any required minimum tax withholding will be paid by surrendering AMP Shares.

Treatment of RSUs upon Certain Events

For information about how your RSUs will be treated upon certain events, such as retirement, employment termination, leave of absence, etc., please see “Treatment of LTIAs upon Certain Events.”

Portfolio Grant (“PG”) Program

Overview

(For Bands 50 and above)  Portfolio Grants (“PGs”) are long-term cash incentives designed to earn value based on three-year business segment and overall Company financial and performance metrics. Generally, PGs vest and become payable in February following the three-year performance period, as specified in your individual award agreement and are based on values generated from the Financial Incentive Component (“FIC”) and Stock Incentive Component (“SIC”) grids, after CBC adjustments are made.  We project that PG payments will be made in cash, but they may also be made in AMP Shares or other forms of payment, or a combination of cash, AMP Shares and other forms of payment.  Certain terms and conditions, including applicable performance and payout grids, with respect to PG awards are being developed by the Company and will be communicated to PG recipients after CBC approval.

Tax Implications for Stock-Based and Other LTIAs (U.S. Only)

The following is a summary description of the United States federal income tax consequences generally arising with respect to grants of RSAs, NQSOs, RSUs and other LTIAs issued pursuant to the Plan.  There may also be state and local taxes applicable to these awards.  This summary is not intended to be a complete description of all possible tax consequences of LTIAs issued under the Plan and you should be aware that different tax treatments may apply outside of the United States depending upon your country of residence and/or citizenship.

NO REPRESENTATION RESPECTING TAX TREATMENT OF ANY LTIA, INCLUDING THE EXERCISE OF ANY NQSOS, HAS BEEN MADE TO YOU.  YOU ARE URGED TO CONSULT YOUR COUNSEL, ACCOUNTANTS, OR OTHER TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF LTIAS GRANTED TO YOU IN RELATION TO YOUR OWN PARTICULAR TAX SITUATION.

RSA/RSU Tax Implications
(U.S. Only)  The tax rules that apply to your RSA or RSU award vary based on your tax jurisdiction. Below is a brief summary of the general tax implications for U.S. taxpayers.  You are urged to consult with your personal tax advisor on applicable tax implications of RSA or RSU awards and selling acquired AMP Shares in light of your individual circumstances.

For employees subject to U.S. taxes, there are no specific income tax consequences when an RSA/RSU award is granted.  As the restricted period expires and RSA/RSU shares vest (i.e., the RSA/RSU shares become transferable or no longer subject to a substantial risk of forfeiture, whichever occurs earlier), ordinary compensation income taxes are triggered based on the market value of an AMP Share on the day of vesting. Your W-2 wage and earnings statement will indicate that you had ordinary compensation income equal to the market value of your vested AMP Shares.

Income resulting from an RSA/RSU vesting is subject to U.S. statutory federal minimum income tax withholding, plus any applicable statutory state and local withholding. (NOTE: The actual income tax you owe will be based on your individual circumstances and may be more or less than the income tax withheld.)  This income is also subject to Social Security and Medicare taxes.  The net AMP Shares deposited into your account will be the number of AMP Shares specified in your RSA/RSU award less the necessary number of AMP Shares needed to satisfy any tax withholding requirements.

If you later sell AMP Shares acquired from an RSA/RSU vesting, you will realize a short-term or long-term capital gain (or loss) on the spread between the market value on the date of vesting (your cost basis) and the net proceeds you receive when you sell the AMP Shares.  If you realize a gain after satisfying a minimum holding period (currently greater than one year) and are in a net capital gain position under applicable U.S. tax rules, you may be able to pay tax on the gain based on long-term capital gains tax rates.  These rates are generally lower than ordinary income and short-term capital gains tax rates.  If you realize a loss, you may be able to use that loss to offset any capital gains you may otherwise have and any loss in excess of capital gains may, to a limited extent, be used to offset ordinary income, to the extent permitted under applicable U.S. tax rules.

During the restricted period, any dividends or dividend-equivalents paid on unvested RSA/RSU shares will be paid through The Bank of New York and reflected in the earnings column under “Taxable Other” on your payroll check.  Dividends or dividend-equivalents paid on these shares are also considered ordinary compensation income and are subject to taxes, as described above.  Ordinary income incurred will appear on your W-2 statement.

In advance of an RSA vesting event, you will receive a notification of this pending RSA vesting from LTIA Stock Administration.  This notification will provide you with important information and instructions in advance of the vesting date.  Following actual vesting, you will receive a Share Release Receipt that reflects the grant date, vesting date, market value of your vested AMP Shares, average AMP stock price used to calculate the fair market value, number of shares withheld to satisfy your tax obligation, breakdown of the taxes withheld and net shares delivered to you.  It is extremely important that you retain this document for income tax purposes.

NQSO Tax Implications

(U.S. Only) The tax implications that apply when you exercise your NQSOs vary based on your tax jurisdiction.  Below is a summary of the general tax implications for holders of NQSOs who are U.S. taxpayers.  You are urged to consult with your personal tax advisor on the applicable U.S. and non-U.S. tax implications of receiving and exercising NQSOs and selling acquired AMP Shares in light of your individual circumstances.

For employees subject to U.S. taxes, in the year that you exercise an NQSO, your W-2 wage and earnings statement will indicate that you had ordinary compensation income equal to the difference between the exercise price and the market value of AMP Shares on the day of the exercise.

Income resulting from an NQSO exercise is subject to U.S. statutory minimum federal income tax withholding, plus any applicable statutory state and local withholding. (NOTE: The actual income tax you owe will be based on your individual circumstances and may be more or less than the income tax withheld.)  This income is also subject to Social Security and Medicare taxes.  You may pay any required minimum tax withholding using one of three payments options:  check, selling of AMP Shares or retention of AMP Shares by the Corporate Secretary’s Office.  Please refer to the section in this Guide titled “NQSO Exercise Illustration” for withholding tax payment details.

If you later sell AMP Shares acquired from an NQSO exercise, you will realize a short-term of long-term capital gain (or loss) on the spread between the market value on the date of exercise (your cost basis) and the net proceeds you receive when you sell the AMP Shares. If you realize a gain after satisfying a minimum holding period (currently greater than one year) and are in a net capital gain position under applicable U.S. tax rules, you may be able to pay tax on the gain based on long-term capital gains tax rates. These rates are generally lower than ordinary income and short-term capital gains tax rates.  If you realize a loss, you may be able to use that loss to offset any capital gains you may otherwise have and any loss in excess of capital gains may, to a limited extent, be used to offset ordinary income, to the extent permitted under applicable U.S. tax rules.

If you pay for an NQSO exercise with AMP Shares you have owned for at least six months, generally under current U.S. tax laws, this does not result in the taxable sale or other disposition of these old AMP Shares.  In fact, if you use the “attestation” procedure to do this (described in this Guide as a “stock-for-stock exercise”), the old AMP Shares will retain their cost or other tax basis and their holding period.

Other Tax Implications for LTIAs

Performance-based LTIAs

Section 162(m) of the Code limits the ability of the Company to deduct compensation paid during a fiscal year to a Covered Employee (see definition of Covered Employee under “Payments to U.S. Taxpayers upon a Change in Control of the Company”) in excess of one million dollars, unless such compensation qualifies as “performance-based compensation” (as defined in Code Section 162(m)) or meets another exception specified in Code Section 162(m).  Generally, LTIAs granted under the Plan may be deductible by the Company, without regard to the limit set by Code Section 162(m); however, the Plan does permit awards to be granted that would be subject to such limit and that would not qualify as “performance-based compensation” or meet another exception in Code Section 162(m).  In such case, the Company’s deductions with respect to such awards would be subject to the limitations imposed by Code Section 162(m).

Generally, you will not have income at the time the CBC grants a performance-based award to you.  Under current tax laws, you generally will have income at the time that the Company pays cash, AMP Shares, other Company securities or property to you under such award, which will equal the amount of cash and the fair market value of the AMP Shares, securities, or property you receive.

Code Section 83(b) Election

Under the Plan, you may be permitted or required to elect to be taxed at the time of receipt of AMP Shares or other property rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if you subsequently forfeit such AMP Shares or property, you would not be entitled to any tax deduction, including as a capital loss, for the value of the AMP Shares or property on which you previously paid tax.  In such case, you must file any such election with the IRS within thirty (30) days of the receipt of the AMP Shares or other property.  The Company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant.

Parachute Payments

In certain circumstances, a Participant in the Plan might be deemed to have received “parachute payments” under Code Section 280G to the extent that a Change of Control of the Company results in the grant of, or increase in the amount of, any LTIA or accelerates a such Participant’s rights under any LTIA (such as the right to exercise, retain, or earn such LTIA).  In general, if the present value of all payments to a Participant constituting parachute payments equals or exceeds three times the Participant’s “base amount” (the Participant’s average annual compensation, determined over the five-year period preceding the year the payment is made), the Participant will be subject to a 20% excise tax (in addition to regular tax) on the excess of the parachute payments over the Participant’s base amount, and the Company will be denied any tax deduction for the amount of the excess parachute payments.  See “Payments to U.S. Taxpayers upon a Change in Control of the Company” for more information.).

Code Section 409A

Congress recently passed tax legislation geared toward certain deferred compensation programs.  This statute, Code Section 409A, was generally effective January 1, 2005.  LTIAs that are earned and vested prior to the end of 2004 are generally exempt from the new law, provided that they are not materially modified after October 3, 2004.  All LTIAs that are subject to the new law will be administered in compliance with the new law, even if it conflicts with the information in this Guide, the Plan or the governing award documents described above.  The information in this Guide, as well as the Plan and the governing award documents, will be amended in accordance with IRS deadlines to comply with Section 409A.  Further information on Section 409A and the nature of the required amendments to comply with recently released IRS guidance will be provided when it becomes available.

Treatment of LTIAs upon Certain Events

Overview

Existing policies regarding the treatment of outstanding RSAs, NQSOs and RSUs under certain circumstances are described below.  The CBC may amend the following policies for any or all outstanding and future LTIAs.  For specific information about the treatment of your LTIAs, please see the applicable section that describes the following specific events:

•                  part-time employment status,

•                  employment termination,

•                  leave of absence,

•                  death,

•                  disability termination,

•                  retirement,

•                  transfer from one business segment to another,

•                  situations of Detrimental Conduct (Bands 50 and above), and

•                  Change in Control of the Company.

Part-Time Employment Status

Outstanding LTIAs continue to vest while you are on part-time status, subject to the Company’s right to adjust or terminate any outstanding LTIAs, based on its discretionary determination of a significant change in your duties and responsibilities.

Employment Termination

This section pertains to employment terminations other than retirement, death, or disability (as described separately).

•                  Voluntary Termination: If you terminate your employment with the Company, your outstanding LTIAs, including any exercisable NQSO shares that have not been exercised, will be cancelled on your last day of employment.

•                  Termination Not Eligible for Severance under Company Plan:  If your employment is terminated for any reason other than death, disability or retirement or pursuant to a Change in Control and you are not entitled to receive benefits under a Company severance plan (as defined by the Company), your outstanding LTIAs, including any exercisable NQSO shares that have not been exercised, will be cancelled on your last day of employment.

•                  Termination Eligible for Severance under Company Plan: If your employment is terminated and you receive benefits under a Company severance plan (as defined by the Company) in the form of payments over a specified severance period, your outstanding LTIAs, including any exercisable NQSO shares that have not been exercised, will be cancelled on the earlier of the award expiration date or the end of your severance payments. However, if you begin a new full-time position outside the Company (other than self-employment) during the severance period, your outstanding LTIAs will be cancelled upon such employment, regardless of the continuation of severance payments. If your employment is terminated and you receive benefits under a Company severance plan (as defined by the Company) in the form of a lump sum payment, your outstanding LTIAs, including any exercisable shares that have not been exercised, will be cancelled as of your last day of employment.

Leave of Absence

Outstanding LTIAs continue to vest when you are on a leave of absence (as determined in accordance with the applicable Company policies) subject to the Company’s right to adjust or terminate any outstanding LTIAs, based on its discretionary determination of a significant change in your duties and responsibilities and/or related employment, as defined by the Company.

Death

The following chart shows how RSAs/RSUs and NQSOs are treated if your employment with the Company terminates due to your death, subject to the Company receiving required documentation from the legal representatives of your estate.

Award Type	Age: Any Age Service: Any Service	60–61 At Least 10 Years	62 or Over At Least 10 Years
RSA/RSU	Outstanding RSAs/RSUs become 100% vested.	No difference for age or service.	No difference for age or service.
NQSO	Outstanding NQSOs at death become 100% exercisable. NQSOs are exercisable by the estate for up to five years after death, subject to the original 10-year option expiration date.	No difference for age or service.	No difference for age or service.

In the event of your death, shares for all RSAs/RSUs that vest will automatically be issued to your estate. Since NQSO shares cannot be transferred, the Executor/Executrix of your estate must open an estate brokerage account in order to exercise any NQSOs. The estate is then responsible for distributing any funds according to your Last Will and Testament.

Subject to the provisions of the Plan, you may name a beneficiary or beneficiaries to receive any payments of LTIAs in the event of your death by completing a form that is acceptable to the Company and returning it in a timely manner to the Corporate Secretary’s Office, at Ameriprise Financial, Inc., 55 Ameriprise Financial Center, Minneapolis, MN 55474,.  You may change your beneficiary or beneficiaries from time to time by submitting a new form to the Corporate Secretary’s Office at the same address.  If you do not designate a beneficiary, or if no designated beneficiary is living on the date any LTIA amount becomes payable, such payment will be made to the legal representatives of your estate, which will be deemed to be your designated beneficiary.

Disability Termination

The following chart shows how your RSAs/RSUs and NQSOs are treated if your employment with the Company terminates due to a qualifying disability, as defined by the Company.

Award Type	Age: Any Age Service: Any Service	60–61 At Least 10 Years	62 or Over At Least 10 Years
RSA/RSU	Outstanding RSAs/RSUs become 100% vested.	No difference for age or service.	No difference for age or service.
NQSO	Outstanding NQSOs at employment termination become 100% exercisable. NQSOs are exercisable for five years after employment termination, subject to the original option expiration date.	No difference for age or service.	No difference for age or service.

Retirement

The following chart shows how RSAs/RSUs and NQSOs are treated upon retirement. The worldwide definition of retirement for all outstanding LTIAs, is a minimum of 55 years of age with at least 10 years of applicable service at the point of termination, regardless of any pension plan or other definitions of retirement. IMPORTANT: If you do not meet the definition of retirement, your LTIAs are forfeited immediately upon termination, as described above.

Award Type	Age: 55–59 Service: At Least 10 Years	60–61 At Least 10 Years	62 or Over At Least 10 Years
RSA/RSU

For RSA/RSU awards or installments that vest in four years or less, if your retirement date is more than two years after your grant date, outstanding RSA/RSU shares vest in full. If your retirement date is two years or less after your grant date, outstanding RSA/RSU shares are forfeited. (For RSA/RSU awards or installments that vest after more than four years, other provisions apply.)

		In addition to the benefit in the “Age 55–59” column, 50% of the otherwise forfeited amount vests. The remaining 50% of the amount is forfeited.	In addition to the benefit in the “Age 55–59” column, 100% of the otherwise forfeited amount vests.

Award Type	Age: 55–59 Service: At Least 10 Years	60–61 At Least 10 Years	62 or Over At Least 10 Years
NQSOs	Same as above plus: 50% of unvested NQSOs that are outstanding more than one year at retirement continue to vest according to the original award schedule. The remaining unvested NQSOs are forfeited.

In addition to the benefit in the “Age 55–59” column, 100% of the unvested NQSOs that are outstanding more than one year at retirement continue to vest according to the original award schedule. The remaining unvested NQSOs are forfeited.

In addition to the benefit in the “Age 55–59” column, 100% of the otherwise forfeited amount vests for all NQSOs, regardless of grant date.

Transfer Between Business Segments

Outstanding LTIAs continue to vest when you transfer from one business segment to another, subject to the Company’s right to adjust or terminate any outstanding LTIAs, based on its discretionary determination of a significant change in your duties and responsibilities and/or related employment, as defined by the Company.

Situations of Detrimental Conduct

(Bands 50 and above)

To protect the interests of the Company and all employees, the Company has implemented Detrimental Conduct Provisions, affecting Plan Participants in Bands 50 and above.  These provisions support the multi-year performance objectives of LTIAs.

Detrimental Conduct Provisions specify how LTIAs and LTIA payments will be handled in the event a Band 50 or above employee joins a defined competitor, leaves and solicits business customers, solicits or hires AMP employees or otherwise engages in conduct that is against the Company’s interests during certain time periods, as defined by the Company.

•         For Bands 50 and 60 Participants, Detrimental Conduct during employment and up to one year after employment termination would result in the repayment of NQSO exercise gains realized in the six months prior to employment termination.

•         For Bands 70 and above Participants, Detrimental Conduct during employment and up to one year after employment termination would result in the repayment of all LTIA value realized in the two years prior to termination of employment.

For the full Detrimental Conduct Provisions, see Appendix A attached to this Guide.

Change in Control (“CIC”) of the Company

We designed the CIC (as defined in the Plan) provisions to preserve earned or anticipated compensation and benefits if a CIC were to occur, thereby helping you focus on your job during the uncertainty that accompanies a potential CIC.

Generally, as the term is used in this Guide, a CIC includes the following:

1.               A third party acquires 25% or more of the Company’s common shares or voting securities.

2.     A majority of the AMP Board of Directors is replaced.

3.     The consummation of certain mergers, reorganizations, consolidations and sales of assets.

4.     The consummation of a complete liquidation or dissolution of AMP.

If a merger or other business combination transaction between AMP and another party occurs, a CIC and the applicable LTIA treatment would be triggered if any of the following conditions were present:

•         Parties who were AMP shareholders before the transaction own 50% or less of the voting securities of the new company resulting from the business combination, or their ownership is not substantially in the same proportions as before the transaction.

•         An unaffiliated party ends up owning 25% or more of the voting securities of the new company (other than a party who owns 25% or more before the transaction).

•         A majority of the board of the new company is made up of individuals who were not AMP Board members at the time the deal was signed or approved.

In the event of a CIC, outstanding RSAs/RSUs and NQSOs would be treated as follows:

•         RSAs/RSUs and NQSOs would vest immediately.  In addition, if your employment terminates within two years after a CIC for reasons other than misconduct, you will have an additional 90 days after your employment termination date to exercise your vested NQSOs.

Change in Control situations are complex and involve a variety of possible circumstances.  In the event of a CIC, the Company will provide detailed information to you about any compensation and benefits programs that may have special CIC provisions.

Payments to U.S. Taxpayers upon a Change in Control of the Company

(This section applies to U.S. Taxpayers only. This material is highly complex. In the event of a CIC, the Company will provide detailed information to you.)

In the event of a CIC, you may be liable for an excise tax on a portion of your LTIA and other compensation/benefits payments if you are considered a covered employee (as defined in the box below) and your payments exceed a certain total value under U.S. tax definitions.

Most employees are not covered employees, so there is no limit on the total value of their vesting/payment actions upon a CIC.  If you are considered a covered employee in the event of a CIC, we will do the calculation to determine whether you will be better off exceeding the limit and paying the excise tax or having your vesting/payment actions limited to avoid the excise tax.  The Company will determine, in its sole discretion, which approach is more favorable to you and will apply it.  You will not be eligible for additional payments to offset the impact of any excise tax.  LTIAs and value not accelerated for covered employees if the limit is applied will continue to be governed by applicable award documents and paid out as applicable.  Generally, for employees in Bands 70 or above at the time of the CIC, there is no limit on the total value of your LTIA payments, any severance payments and any other vesting/payment actions upon a CIC.  In addition, you may be eligible to receive payments to offset the impact of U.S. excise taxes that may apply to you.

Definition of Covered Employee
Generally, covered employees of the Company and its subsidiaries are the employees subject to U.S. taxes who are the most highly compensated 250 employees or the top 1% (who earn at least $75,000 annually), whichever is less, as well as the most highly compensated 50 officers and employees who hold AMP Shares with a market value exceeding $1 million. The actual list of covered employees can only be determined based on information available at the time of a CIC, based on applicable IRS guidance.

Resale of Shares Received under the Plan

The U.S. securities laws impose restrictions on the resale of AMP Shares by individuals who are “affiliates” of the Company.  Affiliates may resell their AMP Shares by complying with Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or by registering their AMP Shares for sale under the Securities Act.  These restrictions do not apply to individuals who are not affiliates of the Company.

 Resources1

Overview

Type of Question or Information Needed	Contact/E-mail/Web Address	Phone Number	Fax Number
Cashless stock option exercise (simultaneous exercise and sell)
Stock option exercises, RSA vesting or to request a current LTIA history report
Notice of Exercise of Employee Stock Option and Attestation Forms, Frequently-Asked Questions, Detrimental Conduct provisions for Bands 50 and above
Other information requests (e.g., LTIA policy questions for HR, general LTIA questions)
Senior Management Stock Ownership Program (Bands 70 and above)
Stock Transfer Agent: Shareholder inquiries
Stock Transfer Agent: Send certificates for transfer and address changes to:

1       To be completed.

Availability of Certain Information and Incorporation of Documents by Reference

Pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will provide, without charge, upon the written or oral request of any person to whom this Guide is delivered by the Company or one of its affiliated entities to the Corporate Secretary’s Office, Ameriprise Financial, Inc., 55 Amerprise Financial Center, Minneapolis, MN 55474, (612) 671-3131, a copy of any of the following documents, all of which are incorporated by reference in this Guide:

(a)   The Company’s Registration Statement on Form 10, as amended, as filed with the Securities and Exchange Commission (the “Commission”) August 19, 2005 (the “Form 10 Registration Statement”);

(b)   All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10 Registration Statement; and

(c)   The description of the Company’s Common Stock contained in the Company’s Form 10 Registration Statement, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Registration Statement on Form S-8 to which this Guide relates and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this Guide from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Guide to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Guide.

Nothing in this Guide shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

In addition, the Company will provide, without charge, upon the written or oral request of any person to whom this Guide is delivered by the Company or one of its affiliated entities to the Corporate Secretary’s Office (contact information noted above), copies of all reports, proxy statements and other communications distributed by the Company to the holders of AMP Shares.

Appendix A

DETRIMENTAL CONDUCT PROVISIONS TO LONG-TERM INCENTIVE AWARDS

1.     Introduction.   Stock Options, Restricted Stock Awards, Restricted Stock Unit Awards, and other stock-based awards (collectively referred to herein as “Awards”) are issued to employees pursuant to the Ameriprise Financial 2005 Incentive Compensation Plan, as amended from time to time (the “Ameriprise 2005 ICP”), at the discretion and subject to the administration of the Compensation and Benefits Committee of the Board of Directors of Ameriprise Financial, Inc. (the “Ameriprise CBC”).  These Detrimental Conduct Provisions (the “Provisions”) supplement the terms of the Ameriprise 2005 ICP and the applicable Award Certificates and Award Agreements issued thereunder, and any other agreement or certificate for the grant of any Awards under the Ameriprise 2005 ICP, and apply to all Awards that have been issued to you under the Ameriprise 2005 ICP, unless the Ameriprise CBC determines otherwise.

2.     Detrimental Conduct.  If you engage in Detrimental Conduct (as defined below), Awards previously issued to you may be canceled, rescinded or otherwise restricted and the Company (as defined in Paragraph 2(a) below) can recover any payments you received and stock delivered to you in accordance with the terms of Paragraph 3 of these Provisions.  For purposes of these Provisions, “Detrimental Conduct” shall mean the conduct described in Paragraphs 2(a) through 2(g) of these Provisions.

                        (a)   Noncompete.  For a one year period after your last day of active employment if you are a Band 70 or above employee, or for a six-month period after your last day of active employment if you are a Band 50 or 60 employee, and during your employment with Ameriprise Financial, Inc. and its subsidiaries and affiliates (collectively, the “Company”), you shall not be employed by, provide advice to or act as a consultant for any Competitor.  The Company has defined Competitor for certain lines of business, departments or job functions by establishing a specific standard and/or by name as set forth in the attached Competitor List.  Your personal list of competitors will be the sum of either:

(i)  all competitors derived from the Standard Competitors column on the Competitor List for the lines of business and departments (under the Line of Business, Department or Job Function column) that you provided services to or managed during the two-year period preceding the date your employment with the Company terminates, or

(ii)  if the job function you are employed in at the time your employment with the Company terminates is listed on the Competitor List under the Line of Business, Department or Job Function column, the competitors under the Standard Competitors column of the Competitor List, plus the Entities (as that term is defined in Paragraph 8 of these Provisions) listed on the Competitor List under the column titled Business Unit Wide Competitors for the business units that you provided services to or managed during the two-year period preceding the date your employment with the Company terminates.  If any line(s) of business you provided services to or managed during the two-year period preceding the date your employment with the Company terminates is not listed on the Competitor List then, with respect to such line(s) of business, you shall not be employed by, provide advice or act as a consultant for (i) an Entity’s line of business that competes with those line(s) of business and (ii) the Entities listed on the Competitor List under the column titled Business Unit Wide Competitors for the business units you provided services to or managed during the two-year period preceding the date your employment with the Company terminates.  Except for Business Unit Wide Competitors, the prohibition against being employed by, providing advice to or acting as a consultant for a Competitor is limited to the line(s) of business of the Competitor that compete with the line(s) of business of the Company that you provided services to or managed.  With respect to Business Unit Wide Competitors, you agree not to be employed by, provide advice or act as a consultant for such Entities in any line of business because these Entities compete with several of the Company’s lines of business.  The Company can revise the Competitor List at its discretion at any time and from time to time and as revised will become part of these Provisions.  A copy of the current Competitor List will be available through the Corporate Secretary’s Office.  Notwithstanding anything in these Provisions to the contrary, the Company shall not make any additions to the Competitor List for a period of two years following the date of Change in Control (as such term is defined in the Ameriprise 2005 ICP, as amended from time to time, or any successor thereto).

        (b)   Nondenigration.  For a one-year period after your last day of active employment (“the Restricted Period”) and during your employment with the Company, you or anyone acting at your direction will not denigrate the Company or the Company’s employees to the media or financial analysts.  You agree during the Restricted Period not to (i) provide information considered proprietary by the Company to the media or financial analysts or (ii) discuss the Company with the media or financial analysts, without the explicit written permission of the Senior Vice President of Public Affairs, Communications and Government Relations.  This Paragraph shall not be applicable to any truthful statement required to be made by you in any legal proceeding.

        (c)   Nonsolicitation of Employees.  During the Restricted Period, you shall not employ or solicit for employment any employee of the Company.  In addition, during the Restricted Period you shall not advise or recommend to any other person that he or she employ or solicit for employment, any person employed by the Company for the purpose of employing that person at an Entity at which you are or are intending to be (i) employed, (ii) a member of the board of directors, or (iii) providing consulting services.

        (d)   Nonsolicitation of Customers.  During the Restricted Period you shall not directly or indirectly solicit or enter into any arrangement with any Entity, which is, at the time of such solicitation, a significant customer of the Company for the purpose of engaging in any business transactions of the nature performed or contemplated by the Company.  This Paragraph shall apply only to customers whom you personally serviced while employed by the Company or customers you acquired material information about while employed by the Company.

        (e)   Misconduct.  During your employment with the Company, you will not engage in any conduct that results in termination of your employment for Misconduct.  For purposes of this Paragraph 2(e), Misconduct is (i) material violation of the Ameriprise Financial Code of Conduct, (ii) criminal activity, (iii) gross insubordination, and (iv) gross negligence in the performance of your duties.

        (f)    Confidential Information.  During the Restricted Period and during your employment with the Company, you shall not misappropriate or improperly disclose confidential information or trade secrets of the Company and its businesses, including but not limited to information about marketing or business plans, possible acquisitions or divestitures, potential new products or markets and other data not available to the public.

        (g)   Other Detrimental Conduct.  During the Restricted Period, you shall not take any actions that the Company reasonably deems detrimental to its interests.  To the extent practicable, the Company will request you to cease and desist or rectify the conduct prior to seeking any legal remedies under this Paragraph and will only seek legal remedies if you do not comply with such request.  This Paragraph shall not be applied to conduct that is otherwise permitted by Paragraphs 2(a) through 2(f).  For example, if you leave the Company’s employment to work for an Entity that is not a Competitor under Paragraph 2(a), the Company will not claim that employment with that Entity violates Paragraph 2(g).  Notwithstanding anything in these Provisions to the contrary, this Paragraph 2(g) shall not be applicable to you form and after your last day of active employment, if your employment terminates for any reason (other than for Misconduct, as defined in Paragraph 2(e) above) within two years following a Change in Control (as such term is defined in the Ameriprise 2005 ICP, as amended from time to time, or any successor thereto).

3.     Detrimental Conduct Remedies.

        (a)   Repayment of Financial Gain.  If you fail to comply with the requirements of Paragraphs 2(a) through 2(g) and you are a Band 70 employee or above at the time your employment with the Company terminates, the Company may cancel any outstanding Awards and recover (i) the amount of any gain realized on stock options and stock appreciation rights issued under the Ameriprise 2005 ICP or issued under the American Express Company 1998 Incentive Compensation Plan or the American Express Company 1989 Long-Term Incentive Plan (together, the “AXP Incentive Plans”), that you have exercised, as of the date you exercised them, (ii) any payments you received for Portfolio Grant Awards or other Awards issued under the Ameriprise 2005 ICP or the AXP Incentive Plans and (iii) stock whose restrictions lapsed (or the value of the stock at the time the restrictions lapsed) pursuant to a Restricted Stock Award, Restricted Stock Unit Award or other Award, or any other stock-based award issued under the Ameriprise 2005 ICP or the AXP Incentive Plans, during the last two years you were employed by the Company (including employment with American Express Company).  If you fail to comply with the requirements of Paragraphs 2(a) through 2(g) and you are a Band 50 or 60 employee at the time your employment with the Company terminates, the Company may cancel any outstanding Awards and recover the amount of any gain realized on stock options and stock appreciation rights issued under the Ameriprise 2005 ICP or the AXP Incentive Plans that you have exercised, as of the date you exercised them, which were exercised during the last six months you were employed by the Company, including employment with American Express Company.  If you fail to comply with the requirements of Paragraphs 2(a) through 2(g), you agree to repay the Company in accordance with the terms of this Paragraph 3(a) and the Company shall be entitled to set-off against the amount of any such repayment obligation any amount owed to you by the Company.

        (b)   Other Remedies.  The remedy provided pursuant to Paragraph 3(a) shall be without prejudice to the Company’s right to recover any losses resulting from a violation of these Provisions and shall be in addition to whatever other remedies the Company may have, at law or equity, for violating the terms of these Provisions.

4.     Approval to Exercise Options.  If you are a Band 50 employee or above, you may be required to obtain written approval to exercise a specified percent all your outstanding vested stock options issued under the Ameriprise 2005 ICP in any 90-day period.  The standard for determining whether to approve your request to exercise options will be whether you are complying and will comply with the requirements of paragraphs 2(a) through 2(g) of these Provisions.  You may contact the Corporate Secretary’s Office for additional information on any applicable policies.

5.     Compensation Band Changes.  If the Company changes its current system of classifying employees in compensation bands and management tiers, the references to Bands 50, 60 and 70, Executive Officers in these Provisions will be construed to mean the compensation level(s) and management tiers in the new or revised system that, in the Company’s discretion, most closely approximates these bands and management tiers under the current system.

6.     Involuntary Terminations.  These Provisions will not apply to employees of the Company who enter into a severance agreement with the Company or other involuntary terminations as determined by the Company (excluding termination covered by Paragraph 2(e) hereof).  In the event of a spin-off or a sale of a business, the terms of Paragraph 2(b), 2(c) and 2(f) of these Provisions shall continue to apply during the Restricted Period but the other terms of Paragraph 2 will not continue to apply.

7.     Modification.  If any term of these Provisions is determined by a court or arbitrator of competent jurisdiction not to be enforceable in the manner set forth in these Provisions, that such term should be enforceable to the maximum extent permissible under applicable law and that such court or arbitrator shall reform such term to make it enforceable.

8.     Definition of Entity. As used in these Provisions, the word Entity or Entities shall mean any corporation, partnership, association, joint venture, trust, government, governmental agency or authority, person or other organization or entity.

9.     Waivers. The failure of the Company to enforce at any time any term of these Provisions shall not be construed to be a waiver of such term or of any other term.  Any waiver or modification of the terms of these Provisions will only be effective if reduced to writing and signed by both you and the President or Chief Executive Officer of Ameriprise Financial, Inc.